Exhibit 99.1

SeaWorld Entertainment, Inc. Announces Preliminary Second Quarter Results and Provides Updates on Company Operations

ORLANDO, FL, July 29, 2020 — SeaWorld Entertainment, Inc. (NYSE: SEAS), (the “Company”), a leading theme park and entertainment company, today announced its preliminary second quarter financial results and provided certain updates regarding Company operations.

Phased Park Reopenings

In response to the global COVID-19 pandemic, and in compliance with government restrictions, the Company temporarily closed all of its theme parks, effective March 16, 2020.  Beginning in June 2020, the Company began the phased reopening of some of its parks with reduced operating days and capacity limitations.  In particular, on June 6, the Company’s Aquatica park in Texas reopened; on June 11, all five of the Company’s Florida parks reopened; on June 19, its SeaWorld park in Texas reopened and on July 24, its Sesame Place park in Pennsylvania reopened. The Company expects its Busch Gardens theme park in Virginia to commence a phased reopening in early August 2020 and continues to monitor guidance from federal, state and local authorities to determine when it can reopen in California.

In connection with the park reopenings, the Company has implemented enhanced health and safety protocols including increased cleaning and sanitizing, capacity limitations, physical distancing practices, face covering requirements and temperature screenings for both employees and guests.  In addition, the Company has introduced an online reservation system to help manage capacity and is managing the number of operating days by park to optimize cash flow.

Attendance since the parks reopened in June has been impacted by self-imposed capacity limitations, fewer operating days per week versus the prior year, limited marketing spend and a limited events line-up.

Despite the limitations outlined above, for the parks which have reopened, total attendance trends have improved since reopening.  Total park attendance at reopened parks1 has increased 14% on a same park basis from the week ended June 28 (the first full week these parks were open) to the most recent week ended July 26.

Attendance versus the prior year period has ranged from approximately 10% to 15% on the low end and up to approximately 50% on the high end, depending on the park and day.  The Company believes without self-imposed capacity limitations, attendance versus the prior year would likely have exceeded 50% in some parks on certain days.

The Company’s Discovery Cove park, which accepts reservations up to 18 months in advance, is showing strong 2021 bookings and significantly outpacing prior year to date.  In particular, 2021 forward bookings for Discovery Cove as of July 19, 2020 are 169% higher than 2020 bookings as of the same time one year ago.

The Company believes attendance levels will strengthen as it begins to re-introduce special events, interactive experiences and other in-park offerings which were temporarily suspended.  Additionally, the Company has significantly curtailed marketing spend during the initial reopening phase and expects a measured ramp-up in marketing spend will also support further attendance growth.

Second Quarter 2020 Preliminary Results

The Company’s financial statements for the three and six months ended June 30, 2020 are not yet complete. Accordingly, the Company is presenting the following preliminary estimates. Given the timing of these estimates, the Company has not completed its customary financial closing and review procedures, and as a result its estimates are subject to change.

•	Cash and cash equivalents balance of approximately $376 million as of June 30, 2020.

[1]	Includes the Company’s five Florida parks and two parks in Texas and excludes the Company’s Sesame Place park which opened on July 24, 2020

•

Attendance was 0.3 million guests, a decline of 6.2 million guests from the second quarter of 2019.  The attendance decline in the quarter was largely due to the fact that all of the Company’s parks were closed for the vast majority of the quarter.

•

Total revenue is expected to be approximately $18 million compared to $406 million in the second quarter of 2019. The decrease in total revenue is a result of the decline in attendance, due to all of its parks being closed for the vast majority of the quarter, slightly offset by increased in-park per capita spending (defined as food, merchandise and other revenue divided by total attendance) and improved admission per capita (defined as admissions revenue divided by total attendance).

•

Admission per capita is expected to increase by approximately 2% to $35.94 compared to $35.25 in the second quarter of 2019.  Admission per capita increased primarily due to the realization of higher prices across admission products, partially offset by the net impact of attendance mix related to higher pass attendance when compared to the prior year period.

•

In-park per capita spending is expected to increase by approximately 10% to $30.33 compared to $27.57 in the second quarter of 2019 primarily due to increased sales of certain in-park products and higher realized prices and fees, partially offset by reduced in-park offerings during the quarter.

•	The Company’s annual pass base for open parks, has increased 13% since the end of May (the month prior to the parks reopening) and, across all parks, has increased 8% over the same time period.
•	Net loss is expected to be approximately $105 million.
•	Adjusted EBITDA[2] loss is expected to be approximately $54 million.

The preliminary financial information set forth above has been prepared by, and is the responsibility of, the Company’s management. The preliminary estimates above are subject to revision as the Company prepares its financial statements and disclosures for the three and six months ended June 30, 2020, and such revisions may be significant, in particular, the Company has not finalized its tax provision or review of deferred tax balances and related valuation allowances. As a result, and in connection with the Company’s quarterly closing and review process for the second quarter of 2020, the Company may identify items that would require adjustments to the preliminary estimates as set forth above.  Accordingly, the final results and other disclosures as of June 30, 2020 and for the three and six months ended June 30, 2020 may differ materially from the preliminary estimated data. The preliminary estimated financial data should not be viewed as a substitute for financial statements prepared in accordance with accounting principles generally accepted in the United States.  The Company expects to file its Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 no later than August 10, 2020. The Company’s auditors have not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary estimated financial data set forth above.  Accordingly, the Company’s auditors do not express an opinion or any other form of assurance with respect thereto.

COVID-19 Response

Since the global COVID-19 pandemic has begun, the Company has taken proactive measures for the safety of its guests, employees and animals, to appropriately manage costs and expenditures, and to provide liquidity in response to the temporary park closures related to COVID-19. Some of these measures included, but are not limited to the following:

•	increased its revolving credit commitments on March 10th and subsequently borrowed the remaining available amount;
•	issued $227.5 million of first-priority senior secured notes to obtain additional liquidity;
•	amended its existing senior secured credit facilities to amend its financial covenants;
•	initially furloughed approximately 95% of its employees upon closing all of its parks;
•	obtained payroll tax credits and deferred social security payroll taxes under the CARES act;
•	reduced executive officers’ base salary by 20% until the theme parks substantially resume normal operations;

[2]

This release includes Adjusted EBITDA which is a metric that is not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See “Statement Regarding Non-GAAP Financial Measures” section and the financial statement tables for the definition of Adjusted EBITDA and the reconciliation of this measure to its respective most comparable financial measures calculated in accordance with GAAP.

•	eliminated and/or deferred all non-essential operating expenses at all of its parks and corporate headquarters while the parks were closed;
•	eliminated substantially all advertising and marketing spend while the parks were closed;
•	substantially reduced or deferred all capital expenditures starting in March 2020 (other than minimal essential capital expenditures);
•	postponed to 2021 the opening of rides that were still under construction and originally scheduled to open in 2020;
•	worked with its vendors and other business partners to manage, defer, and/or abate certain costs and payables during the disruptions caused by the COVID-19 pandemic; and
•	implemented a rigorous and strict formal review and approval process for payments and cash disbursements.

Liquidity Update

As of June 30, 2020, the Company’s cash and cash equivalents balance was approximately $376 million, compared to a balance of approximately $400 million as of April 30, 2020, which calculates to an average monthly burn of approximately $12 million per month.

Adjusted for the notes offering announced by the Company on July 29, 2020 and related transactions, as of June 30, 2020, the Company would have had approximately $465 million of cash and cash equivalents on the balance sheet and $311 million available on its revolving credit facility resulting in total liquidity of $776 million.

Statement Regarding Non-GAAP Financial Measures

This release and accompanying financial statement tables include several supplemental non-GAAP financial measures, including Adjusted EBITDA. Adjusted EBITDA is not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of financial performance or liquidity prepared in accordance with GAAP and is not indicative of net income or loss as determined under GAAP. Adjusted EBITDA and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance or liquidity. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Management believes the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of a company’s underlying operating performance. Management uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the Company’s industry, along with other measures, to estimate the value of a company, to make informed investment decisions and to evaluate companies in the industry. The presentation of Adjusted EBITDA also provides additional information to investors about the calculation of, and compliance with, certain covenants in the Company’s Senior Secured Credit Facilities. Adjusted EBITDA is a material component of these covenants.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The Company is one of the world’s foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 37,000 animals in need over the Company’s history.  SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld®, Busch Gardens®, Aquatica®, Sesame Place® and Sea Rescue®. Over its more than 60-year history, the Company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The Company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of the federal securities laws. The Company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future,” “guidance,” “targeted,” “goal” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements.

These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: COVID-19 and its impact on the length of time the Company’s parks will be required to remain closed and the impact of these or other potential closures on the Company and its stakeholders, complex federal and state regulations governing the treatment of animals, which can change, and claims and lawsuits by activist groups; activist and other third-party groups and/or media can pressure governmental agencies, vendors, partners, and/or regulators, bring action in the courts or create negative publicity about us; factors beyond the Company’s control adversely affecting attendance and guest spending at its theme parks, including, but not limited to, weather, natural disasters, foreign exchange rates, consumer confidence, the potential spread of travel-related health concerns including pandemics and epidemics, travel related concerns, and governmental actions; incidents or adverse publicity concerning the Company’s theme parks, the theme park industry or zoological facilities; a decline in discretionary consumer spending or consumer confidence; risks affecting the States of Florida, California and Virginia which generate a significant portion of the Company’s revenues such as natural disasters, severe weather and travel-related disruptions or incidents; inability to compete effectively in the highly competitive theme park industry; animal exposure to infectious disease; high fixed cost structure of theme park operations; changing consumer tastes and preferences; cyber security risks and failure to maintain the integrity of internal or guest data; technology interruptions or failures that impair access to the Company’s websites or information technology systems; increased labor costs, including minimum wage increases, and employee health and welfare benefits; adverse litigation judgments or settlements; inability to protect the Company’s intellectual property or the infringement on intellectual property rights of others; the loss of licenses and permits required to exhibit animals or the violation of laws and regulations; loss of key personnel; unionization activities or labor disputes; inability to meet workforce needs; risks associated with the Company’s cost optimization program, capital allocation plans, share repurchases, acquisitions or other strategic initiatives and financing transactions; inability to maintain certain commercial licenses; inadequate insurance coverage; inability to purchase or contract with third party manufacturers for rides and attractions or construction delays; environmental regulations, expenditures and liabilities; suspension or termination of any of the Company’s business licenses, including by legislation at federal, state or local levels; delays, restrictions or inability to obtain or maintain permits; financial distress of strategic partners or other counterparties; changes to immigration, foreign trade, investments or other policies; inability to realize the full value of the Company’s intangible assets; changes in tax laws; tariffs or other trade restrictions; and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s most recently available Annual Report on Form 10-K, as such risks, uncertainties and factors may be updated in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”).Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.seaworldinvestors.com).

CONTACT:

Investor Relations:

Matthew Stroud

Vice President, Investor Relations

855-797-8625

Investors@SeaWorld.com

Media:

Lindsay Walters

Vice President, Edelman

202-867-8014

Lindsay.Walters@Edelman.com

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED PRELIMINARY RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In millions)

	For the Three Months Ended June 30,		Change		For the Six Months Ended June 30,		Change		Last Twelve Months Ended June 30,
	2020	2019	$	%	2020	2019	$	%	2020
Net (loss) income(a)	$(105)	$53	$(157)	NM	$(161)	$16	$(177)	NM	$(87)
(Benefit from) provision for income taxes	(18)	22	(40)	NM	(39)	7	(45)	NM	(6)
Interest expense	22	22	0	0%	41	43	(2)	(4%)	83
Depreciation and amortization	38	40	(2)	(5%)	76	80	(4)	(4%)	157
Equity-based compensation expense (b)	3	4	(1)	(19%)	(0)	7	(8)	(104%)	4
Loss on impairment or disposal of assets and certain non-cash expenses (c)	1	1	0	52%	1	1	1	79%	4
Business optimization, development and strategic initiative costs (d)	0	4	(4)	(93%)	2	9	(7)	(74%)	21
Certain transaction and investment costs and other taxes (e)	1	4	(4)	(87%)	1	4	(4)	(85%)	1
Other adjusting items (f)	4	0	4	NM	(6)	0	(6)	NM	30
Adjusted EBITDA (g)	$(54)	$150	$(204)	NM	$(85)	$166	$(251)	NM	$206
Items added back to Adjusted EBITDA, after cost savings, as defined in the Amended Credit Agreement:
Estimated cost savings (h)									5
Adjusted EBITDA, after cost savings (i)									$211

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED PRELIMINARY BALANCE SHEET DATA

(In millions)

	As of June 30, 2020	As of December 31, 2019
Cash and cash equivalents	$376	$40
Accounts payable and accrued expenses	$175	$132
Long-term debt, including current maturities:
Term B-5 Loans	$1,500	$1,508
Revolving Credit Facility	311	50
Senior Secured Notes	228	—
Total long-term debt, including current maturities	$2,039	$1,558

NM-Not meaningful.

(a)  The preliminary financial information set forth above are preliminary estimates and subject to revision, in particular, the Company has not finalized its tax provision or review of deferred tax balances and related valuation allowances. As a result, the Company may identify items that would require adjustments to the preliminary estimates as set forth above.  Accordingly, the final results and other disclosures as of June 30, 2020 and for the three and six months ended June 30, 2020 may differ materially from the preliminary estimated data.

(b)  Reflects non-cash equity compensation expenses associated with the grants of equity compensation.  For the six and twelve months ended June 30, 2020, includes a reversal of equity compensation for certain performance vesting restricted units which are no longer considered probable of vesting.

(c) Reflects primarily non-cash expenses related to miscellaneous fixed asset disposals.  For the twelve months ended June 30, 2020, primarily reflects asset write-offs related to certain rides and equipment which were removed from service.

(d) For the six months ended June 30, 2020, reflects business optimization, development and other strategic initiative costs primarily related to $1.9 million of third party consulting costs.  For the three and six months ended June 30, 2019, reflects business optimization, development and other strategic initiative costs primarily related to: (i) $3.6 million and $5.9 million, respectively, of third party consulting costs and (ii) $0.1 million and $2.6 million, respectively, of severance and other employment costs associated with positions eliminated.  For the twelve months ended June 30, 2020, reflects business optimization, development and other strategic initiative costs primarily related to $18.0 million of third party consulting costs and $1.6 million of severance and other employment costs.

(e) For the three and six months ended June 30, 2019, $4.3 million relates to expenses associated with the previously disclosed transfer of shares and equity agreements.

(f) Reflects the impact of certain expenses, net of insurance recoveries and adjustments, which the Company is permitted to exclude under the credit agreement governing its Senior Secured Credit Facilities due to the unusual nature of the items.  For the three, six and twelve months ended June 30, 2020, includes approximately $3.9 million in incremental nonrecurring costs directly associated with the COVID-19 global pandemic, primarily due to incremental labor-related costs to prepare the parks for reopening with enhanced safety measures, incremental third-party consulting costs related to its COVID-19 response and safety communication strategies and initial purchases of personal protective equipment.  For the six and twelve months ended June 30, 2020, includes $12.5 million of insurance proceeds related to a legal settlement gain as previously disclosed. For the twelve months ended June 30, 2020, also includes approximately $32.1 million related to a legal settlement charge, net of insurance recoveries, as previously disclosed.

(g) Adjusted EBITDA is defined as net income (loss) before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items permitted in calculating covenant compliance under the credit agreement governing the Company’s Senior Secured Credit Facilities.

(h) The Senior Secured Credit Facilities permit the Company’s calculation of certain covenants to be based on Adjusted EBITDA, as defined above, for the last twelve month period further adjusted for net annualized estimated savings the Company expects to realize over the following 18 month period related to certain specified actions, including restructurings and cost savings initiatives.  These estimated savings are calculated net of the amount of actual benefits realized during such period. These estimated savings are a non-GAAP Adjusted EBITDA add-back item only as defined in the Credit Agreement and does not impact the Company’s reported GAAP net (loss) income.  The Credit Agreement limits the amount of such estimated savings which may be reflected to 25% of Adjusted EBITDA, calculated for the last twelve months before the impact of these estimated cost savings.

(i) The Senior Secured Credit Facilities permit the Company’s calculation of certain covenants to be based on Adjusted EBITDA, as defined above, for the last twelve month period further adjusted for net annualized estimated savings as described in footnote (h212) above.